EX-99.(h)(4)

Execution Copy

Amendment to the Fund Administration and Accounting Agreement

This Amendment (the “Amendment”) dated April 22, 2015, and effective as of             2015, to the Fund Administration and Accounting Agreement (the “Agreement”) dated April 5, 2011 by and between Goldman Sachs Trust (“GST”) and Goldman Sachs Variable Insurance Trust (each, the “Trust” and collectively, the “Existing Trusts”) on behalf of each series of the Trust listed on Exhibit A to the Agreement, as updated from time to time, and Goldman Sachs ETF Trust (“GSETF”), separately and not jointly, and The Bank of New York Mellon (“BNY Mellon”).

WHEREAS, the Existing Trusts and BNY Mellon are parties to the Agreement;

WHEREAS, the parties desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment.

(a)	Additional Trust

GSETF has been established as a new open-end management investment company. In accordance with the terms of the Agreement, the Existing Trusts hereby request that GSETF be added to the Agreement as a “Trust”. GSETF shall be bound by all terms and conditions and provisions of the Agreement including, without limitation, the representations and warranties set forth in the Agreement. All references in the Agreement to a “Trust” shall be deemed to apply to GSETF. Exhibit A to the Agreement shall be revised and replaced in its entirety with Exhibit A attached hereto.

(b)	Section 5(a) is hereby amended and restated as follows:

Subject to the direction and control of each Trust’s Board and the provisions of this Agreement, BNY shall provide to each Fund (i) the administrative services set forth on Schedules I and III attached hereto, (ii) the valuation and computation services listed on Schedule II, and (iii) with respect to GSETF, the valuation and computation services on Schedule IV attached hereto. In addition, BNY shall perform such additional services for any Fund that are mutually agreed to by the parties from time to time for which each Fund shall pay such fees as may be mutually agreed upon. The provision of such additional services shall be subject to the terms and conditions of this Agreement and shall be reflected on the revised schedules to this Agreement. In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c)	Section 14 is hereby amended and restated as follows:

The names Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and Goldman Sachs ETF Trust are the designations of the Board of Trustees for the time being under their respective Declarations of Trust and all persons dealing with a Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Trustees, officers, agents, nor shareholders of any Fund assumes any personal liability for obligations entered into on behalf of a Fund.

(d)	Schedule IV, as attached to this Amendment, shall be added to the Agreement.

2.	Miscellaneous.

(a)	Terms used herein and not hereby defined shall have the meaning attributed to them in the Agreement.

(b)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

BANK OF NEW YORK MELLON

By:	/s/ Stephen Cook
Name:	Stephen Cook
Title:	Managing Director
GOLDMAN SACHS TRUST

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer and Treasurer
GOLDMAN SACHS VARIABLE INSURANCE TRUST

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer and Treasurer

GOLDMAN SACHS ETF TRUST

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer and Treasurer

EXHIBIT A

DATED AS OF [            ], 2015

Goldman Sachs Financial Square Tax-Exempt New York Fund

Goldman Sachs Financial Square Treasury Obligations Fund

Goldman Sachs Financial Square Prime Obligations Fund

Goldman Sachs Financial Square Government Fund

Goldman Sachs Financial Square Money Market Fund

Goldman Sachs Financial Square Tax-Fee Money Market Fund

Goldman Sachs Financial Square Federal Fund

Goldman Sachs Financial Square Treasury Instruments Fund

Goldman Sachs Financial Square Tax-Exempt California Fund

Goldman Sachs Variable Insurance Trust – Goldman Sachs Money Market Fund

Goldman Sachs ActiveBeta® Emerging Markets Equity ETF

Goldman Sachs ActiveBeta® Europe Equity ETF

Goldman Sachs ActiveBeta® International Equity ETF

Goldman Sachs ActiveBeta® Japan Equity ETF

Goldman Sachs ActiveBeta® U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta® U.S. Small Cap Equity ETF

Goldman Sachs Equity Long Short Hedge Tracker ETF

Goldman Sachs Event Driven Hedge Tracker ETF

Goldman Sachs Macro Hedge Tracker ETF

Goldman Sachs Multi-Strategy Hedge Tracker ETF

Goldman Sachs Relative Value Hedge Tracker ETF

SCHEDULE IV

ETF SERVICES

1.	In addition to the providing the services listed on Schedule I and II of the Agreement, BNY Mellon shall provide the following valuation and computation accounting services for each Fund:

(a)	Compute net asset value; and

(i)	Such net asset value reports and statements shall be provided to the Fund and to Authorized Participants at such times as specified in the applicable Service Level Document (“SLD””) currently in effect, in each case by such means as BNY Mellon and the Fund may agree upon from time to time.

(b)	Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser;

(c)	Calculate data for a period covering at least the previous four calendar quarters (or for a life of a Fund, if shorter) indicating how frequently each Fund’s Shares traded at a premium or discount to net asset value based on (i) the bid-asked spread at the time a Fund’s net asset value (“NAV”) is calculated or the close of Fund trading on the NYSE Arca, Inc. and (ii) closing net asset value, and the magnitude of such premiums and discounts;

(d)	Daily calculation of standard basket based on index information or sponsor supplied portfolio file;

(e)	Calculate custom or industry standard cash component, as well a custom or industry standard cash flattening capability;

(f)	As needed calculation of restricted security custom baskets;

(g)	As needed calculation of true custom baskets for tax-management purposes (based on sponsor supplied weights);

(h)	File dissemination to Goldman Sachs ETF Trust, NYSE Arca Inc., Indicative NAV Agent and NSCC for broadcast purposes;

(i)	Basket revaluation and file dissemination for settlement purposes;

(j)	Monitor underlying constituent settlements in the local markets and correspond with Authorized Participants for collateral requests and settlement of collateral as required;

(k)	On-line Access for Authorized Participants and Distributor to facilitate Creation/Redemption order processing activity; and

(l)	The ETF Services desk will answer general questions from Authorized Participants. ETF Services will accept standing instructions from ETF sponsors and control the basket process. Customized baskets require sponsor interaction.

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